UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On June 4, 2014, ETE Common Holdings, LLC, a wholly owned subsidiary of Energy Transfer Equity, L.P. (the “Partnership”), purchased from Regency Energy Partners LP (“RGP”) 14,398,848 common units representing limited partner interests in RGP pursuant to a Common Unit Purchase Agreement of the same date (the “Purchase Agreement”). The common units were sold in a private placement for cash consideration of $27.78 per common unit, representing total gross proceeds to RGP of approximately $400 million. The purchase price per unit is equal to the volume weighted average trading price of RGP’s common units for the 10 trading day period ending on June 3, 2014. The Partnership is the owner of the general partner of RGP.
The Purchase Agreement contains representations and warranties, covenants and indemnification provisions that are typical for private placements by public companies.
The common units acquired by the Partnership have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold by the Partnership in the United States absent a registration statement or exemption from registration.
The Partnership also entered into a registration rights agreement (the “Registration Rights Agreement”) with RGP providing the Partnership with certain rights relating to registration of the purchased common units under the Securities Act.
The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Purchase Agreement and the Registration Rights Agreement, respectively, which are filed as exhibits to this report and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Common Unit Purchase Agreement, dated June 4, 2014, by and between Regency Energy Partners LP and ETE Common Holdings, LLC
Exhibit 10.2	Registration Rights Agreement, dated June 4, 2014, by and between Regency Energy Partners LP and ETE Common Holdings, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.
By: LE GP, LLC, its general partner

Date: June 4, 2014	/s/ John W. McReynolds John W. McReynolds President

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Common Unit Purchase Agreement, dated June 4, 2014, by and between Regency Energy Partners LP and ETE Common Holdings, LLC
Exhibit 10.2	Registration Rights Agreement, dated June 4, 2014, by and between Regency Energy Partners LP and ETE Common Holdings, LLC